Exhibit 4.2

ARS Networks, Incorporated

Management Agreement
FOR
Controller

Dear Ronald Moodie

The following Management agreement between ARS Networks, Incorporated (The Company or ARS) and Ronald Moodie outlines the terms of your contract to perform duties as Controller of the company.

1. Position

You will be appointed as Controller of the Company.

2. Term

The appointment shall be for a term of two (2) years commencing on the 1st day of January 2001.

3. Compensation

    Annual compensation of US $60,000 annually, to be invoiced by you to the Company at the rate of $5,000 monthly. This amount will be reviewed within twelve months of the starting date.
    You will be entitled to participate in the company's stock option plan when grants are determined by the Board of Directors.
    You will be entitled to a cash or stock bonus of up to 50% of your annual compensation if and when granted by the Board of Directors subject to the achievement of annual performance criteria as approved by the Board.
    You will invoice the company periodically for your out of pocket expenses such as travel, meals and entertainment and other such expenses related to the execution of your duties.

4. Non competition

The Contract will contain the usual provision prohibiting you from competing with the company anywhere in the world for a period of two (2) years from the expiry or termination of your services.

5. Duties

Your duties shall include:
  Assisting the VP Finance in managing the financial functions of the Company.
  Execution of contracts and financial instruments as required
  Assisting in raising funds as required by the company
  Any other duties as mutually agreed to.

6. Termination for any reason

The Company shall have the right to terminate your contract at any time with a payment of three (3) months salary, provided that should such termination take place at any time during the last three (3) months of the contract, the maximum which the Company shall be required to pay in lieu of notice shall be an amount equal to the number of months remaining in the unexpired term of the contract. The Company shall however provide a minimum of two months notice to such termination.

7. Termination by Employee

The Employee shall provide a minimum of one (1) months notice of his desire to terminate the contract.

Please sign this letter below to indicate your agreement with the above terms.

Yours truly

Sydney Harland
ARS Networks, Incorporated

Agreed this 1st day of January, 2001.

_____________________________
Ronald Moodie